UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2019

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $1 Par Value	MTOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.

On June 7, 2019, Meritor, Inc. (the “Company”) entered into a Fourth Amendment and Restatement Agreement among the Company, ArvinMeritor Finance Ireland (“AFI”), the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The Fourth Amendment and Restatement Agreement amends and restates the Third Amended and Restated Credit Agreement, dated as of March 31, 2017, as previously amended (the “Existing Credit Agreement”), by and among the Company, AFI, and the institutions from time to time party thereto as lenders, including JPMorgan Chase Bank, N.A., as Administrative Agent (as amended and restated, the “Fourth Amended and Restated Credit Agreement”). The Fourth Amended and Restated Credit Agreement:

●	extends the maturity of the Existing Credit Agreement to June 7, 2024; provided, however, that if the aggregate principal amount of the Company’s 6-1/4% Notes due 2024 is greater than $75 million on November 10, 2023, then the Fourth Amended and Restated Credit Agreement will instead mature on November 16, 2023;

●	increases the size of the revolving credit facility from $525 million to $625 million;
●	provides for a $175 million term loan payable in installments over the next 5 years;
●	retains the accordion feature, which allows the Company to increase the size of the credit facility by up to $100 million with additional term loans and/or revolving loans with new or existing lenders who agree thereto;

●	amends certain of the restrictive covenants to provide the Company with more flexibility to make certain payments, including repurchases of common stock, to remove the limits on the Company’s ability to make capital expenditures and to eliminate the constraints based on collateral value; and

●	amends the pricing schedule to reduce the commitment fee percentage and the interest rate margins that are applicable from time to time based on the Company’s corporate rating or leverage, as determined from time to time by the Company.

Most of the Company’s domestic wholly-owned subsidiaries and certain of the Company’s foreign wholly-owned subsidiaries irrevocably and unconditionally fully guarantee amounts outstanding under the Fourth Amended and Restated Credit Agreement consistent with the subsidiary guarantees provided in connection with the Existing Credit Agreement. The Fourth Amended and Restated Credit Agreement is secured by (i) a pledge of the issued and outstanding shares of stock or other equity interests of certain of the Company’s direct and indirect domestic and foreign subsidiaries (with such pledge being limited to 65% of the issued and outstanding shares of stock of certain foreign subsidiaries if a 100% pledge would result in materially adverse tax consequences) and (ii) a first priority perfected security interest in substantially all of the Company’s other assets and substantially all of the assets of most of the Company’s direct and indirect domestic subsidiaries, which are consistent with the pledges and security interests provided in connection with the Existing Credit Agreement.

The foregoing description of the Fourth Amendment and Restatement Agreement relating to the Fourth Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of the Fourth Amendment and Restatement Agreement relating to the Fourth Amended and Restated Credit Agreement which is filed as Exhibit 10-a to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10-a	Fourth Amendment and Restatement Agreement relating to Fourth Amended and Restated Credit Agreement, dated as of June 7, 2019, among the Company, AFI, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.
(Registrant)

Date: June 10, 2019	By:	/s/ April Miller Boise
April Miller Boise
Senior Vice President, Chief Legal Officer &
Corporate Secretary